Exhibit 99.1

Kroger Announces Secretary and General Counsel Succession Plan

CINCINNATI, November 19, 2013 — The Kroger Co. (NYSE: KR) today announced its succession plan for secretary and general counsel.

Paul W. Heldman, 62, a 31-year Kroger veteran who has been serving as the company’s general counsel since 1989, secretary since 1992, and executive vice president since 2006, will retire in the spring of 2014.

Christine S. Wheatley, 42, Kroger’s vice president, senior counsel and assistant secretary, will be named secretary and general counsel, effective upon the retirement of Mr. Heldman next year. The company expects its Board of Directors to elect Ms. Wheatley secretary and general counsel at a future board meeting.

Paul Heldman to Retire as Executive Vice President, Secretary and General Counsel

Mr. Heldman, a graduate of Boston University and the University of Cincinnati College of Law, joined Kroger in 1982 as an attorney in the company’s law department, where he focused on labor and employment law. He held leadership roles of increasing responsibility, including senior counsel, assistant secretary, vice president, group vice president and senior vice president before assuming his current roles.

As general counsel, Mr. Heldman has built a strong team of in-house law and labor relations professionals. He has played an important role in many of Kroger’s major decisions. He worked alongside other leaders to help Kroger avoid a leveraged buyout attempt in 1988 and to implement a restructuring and recapitalization effort that allowed Kroger to remain a public company while rewarding shareholders and expanding the availability of stock options to associates; and he was a key leader on the team that executed Kroger’s merger with Fred Meyer, Inc. in 1999 to establish the nation’s largest grocery company.

“Paul’s contributions to our company during his 31-year career are quite remarkable,” said David Dillon, Kroger’s chairman and CEO. “He has been a trusted advisor and exceptional leader, providing outstanding guidance for our leadership team when we needed it most. We wish Paul, his wife Debbie and their family all the best.”

Mr. Heldman is also a member of the board of directors of CenterBank, Citizens United for Research in Epilepsy (CURE) and the Ohio Innocence Project; and he serves as a trustee for the Legal Aid Society of Greater Cincinnati.

Christine Wheatley to be Named Secretary and General Counsel

Ms. Wheatley, a graduate of the University of Notre Dame and The Ohio State University Moritz College of Law, joined Kroger in 2008 as corporate counsel. She became senior counsel in 2011 and vice president in 2012. Before joining Kroger, Ms. Wheatley was engaged in the private practice of law for 11 years, most recently as a partner at Porter Wright Morris & Arthur in Cincinnati.

“Christine has been instrumental in leading Kroger’s business law group as well as the company’s legal affairs,” said Rodney McMullen, Kroger’s president and chief operating officer. “Her passion and dedication to our company is evident in all that she does, and she will be a great asset to our senior leadership team. We thank Paul for his many years of dedicated service and for developing such a strong succession plan.”

As secretary and general counsel, Ms. Wheatley will report directly to Mr. McMullen, who will become Kroger’s CEO in January.

Ms. Wheatley is a Kroger representative for the Greater Cincinnati Minority Counsel Program, and serves as a fellow in the Leadership Council on Legal Diversity.

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,418 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 783 convenience stores, 326 fine jewelry stores, 1,195 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Contacts: Media, Keith Dailey, (513) 762-1304; Investors, Cindy Holmes, (513) 762-4969